Exhibit 99.1

Community Valley Bancorp Reports Strong Second Quarter 2006 Earnings

(Chico, CA 7/14/06) - Community Valley Bancorp, parent company of Butte Community Bank (the “Bank”), today announced its financial results for the second quarter ended June 30, 2006.

Second Quarter 2006 Highlights:

•                  Net income of $2,110,000 representing a 22.0% increase over the second  quarter of 2005

•                  Diluted earnings per share of  $0.28 a  21.7% increase over the second quarter of 2005

•                  Loans up 13% since June 30, 2005

Keith Robbins, Chief Executive Officer, commented, “We are very pleased with our second quarter results. The 30.6% increase in year-over-year quarterly earnings was driven by the 13% growth in loans and the favorable impact of the rising interest rate environment. Deposits also continued their solid growth, increasing 9.9%.”

Second quarter earnings of $2,110,000 represents an increase of $380,000 or 22% over the same period in 2005. Diluted earnings per share were $0.28 in the second quarter of 2006, an increase of 21.7% compared to $0.23 in the second quarter of 2005. For the six months ended June 30, 2006 earnings of $3,859,000 represent an increase of $675,000 or 21.2% over the same period in 2005. For the six months ended June 30, 2006 diluted earnings per share were $0.50, an increase of 19% compared to $0.42 for the same period in 2005.

The Company’s second quarter annualized return on average assets (ROA) improved from 1.49% in the second quarter of 2005 to 1.64% in 2006 and annualized return on average equity (ROE) improved from 18.63% in the second quarter of 2005 to 19.03% in 2006. On a year to date basis ROA improved from 1.39% in 2005 to 1.53% in 2006 and ROE improved from 17.27% to 17.85%.

For the second quarter, the net interest margin increased 61 basis points to 6.79% from 6.18% and net interest income increased by $1,393,000 from $6,508,000 to $7,901,000, representing a 21.4% increase over the same quarter last year. This increase in net interest income was the result of the positive impact of the rising interest rates on the net interest margin and the significant growth in earning assets. On a year to date basis, net interest income increased by $3,029,000, or 24.4% from $12,413,000 to $15,442,000 over the same period in 2005.

For the second quarter of 2006, non-interest income increased $249,000 from $1,629,000 to $1,878,000, representing a 15.3% increase over the same period in 2005. On a year to date basis, non interest income increased by $96,000, or 2.9%, from $32,65,000 to $3,361,000 over the same period in 2005. The increase primarily relates to service charges, fees and other income associated with the increased activity from the growth of the Bank.

For the second quarter of 2006, non-interest expense increased $1,101,000 from $4,934,000 to $6,035,000, representing a 22.3% increase over the same period in 2005. On a year to date basis, non-interest expense increased by $1,989,000, or 20.0%, from $9,806,000 to $11,795,000 over the same period in 2005. The increase primarily relates to salaries, benefits, occupancy and other expenses.

The Company continues to experience strong balance sheet growth with total assets increasing $48,881,000, or 10.4%, from $469,773,000 as of June 30, 2005 to $518,654,000 at June 30, 2006. Deposits reflected similar growth over the same period increasing $40,904,000, or 9.9%, from $414,748,000 at June 30, 2005, to $455,652,000 at June 30, 2006. Loans, net of allowance for loan losses, increased $50,852,000, or 13.1% from $388,740,000 at June 30, 2005, to $439,592,000 at June 30, 2006.

Asset quality remains strong with only $335,000 or 0.08% of total loans considered non-performing assets as of June 30, 2006. There were no non-performing assets at June 30, 2005. By comparison the industry average was 0.52% of total loans for the Company’s national peer group, based on data provided as of December 31, 2005. Charged-off loans net of recoveries, were $9,000, or 0.002% of outstanding loans, for the six month period ended June 30, 2006 compared to net charge-offs of $7,000 for the six month period ended June 30, 2005.

Community Valley Bancorp
Financial Highlights
Second Quarter Comparison
June 30, 2006

SECOND QUARTER	QTR 2006	QTR 2005	CHANGE	% CHANGE

NET INCOME	$2,110,000	$1,730,000	$380,000	22.0%

DILUTED EARNINGS PER SHARE(a)	$0.28	$0.23	$0.05	21.7%

RETURN ON ASSETS (ROA)	1.64%	1.49%	0.15%	10.1%

RETURN ON EQUITY (ROE)	19.03%	18.63%	0.40%	2.1%

Community Valley Bancorp
Financial Highlights
Year to Date Comparison
June 30, 2006

YEAR TO DATE	YTD 2006	YTD 2005	CHANGE	% CHANGE
NET INCOME	$3,859,000	$3,184,000	$675,000	21.2%

DILUTED EARNINGS PER SHARE(a)	$0.50	$0.42	$0.08	19.0%

RETURN ON ASSETS (b)(ROA)	1.53%	1.39%	0.14%	10.1%

RETURN ON EQUITY (b)(ROE)	17.85%	17.27%	0.58%	3.4%

AT PERIOD END	June 30, 2006	June 30, 2005	CHANGE	% CHANGE
TOTAL ASSETS	$518,654,000	$469,773,000	$48,811,000	10.4%

TOTAL DEPOSITS	$455,652,000	$414,748,000	$40,904,000	9.9%

TOTAL LOANS	$439,592,000	$388,740,000	$50,852,000	13.1%

LOAN LOSS RESERVE TO LOANS	1.27%	1.25%	0.02%	1.6%

TOTAL NONPERFORMING LOANS	$335,000	$0	$335,000	100.00%

SHAREHOLDERS’ EQUITY	$44,853,000	$37,841,000	$7,012,000	18.5%

BOOK VALUE PER SHARE	$6.18	$5.27	$0.91	17.3%

TOTAL CAPITAL TO ASSETS	8.62%	8.06%	0.56%	6.9%

TOTAL RISK BASED CAPITAL RATIO	12.10%	11.97%	.13%	1.09%

(a)             Per share data has been retroactively restated on a split-adjusted basis

(b)            Annualized

(c)             Including reserve for loan commitments

Other Information and Disclaimers

About Community Valley Bancorp

Butte Community Bank, a subsidiary of Community Valley Bancorp (NASDAQ: CVLL), is a progressive Northern California bank that combines traditional deposit and lending services with innovative banking solutions. Butte Community Insurance Agency, LLC formerly CVB Insurance Agency, LLC, the newest subsidiary of Community Valley Bancorp, is a full-service insurance agency offering all lines of coverage from auto and health to commercial and farm packages. Founded in 1990, Butte Community Bank is state-chartered with 13 branches in 10 cities including Chico, Magalia, Oroville, Paradise, Yuba City, Red Bluff, Marysville, Colusa, and Redding. It also operates loan production offices in Citrus Heights and Gridley. Community Valley Bancorp has headquarters in Chico, California.

Forward Looking Statement Disclosure

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Community Valley Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements describe the Company’s expectations regarding future events and developments and are subject to risks and uncertainties and include information about possible or assumed future results of operations. Many possible events or factors could affect the Company’s future financial results and performance. This could cause results of performance to differ materially from those expressed in the Company’s forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward looking statements. All forward-looking statements are representative only on the date hereof.